Exhibit 99.1

Victory Capital Reports March 2020 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--April 13, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $123.8 billion on March 31, 2020.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	March 31, 2020	February 29, 2020
Fixed Income	$35,402	$38,892
Solutions	25,526	29,270
U.S. Mid Cap Equity	18,622	23,172
U.S. Small Cap Equity	11,885	15,116
U.S. Large Cap Equity	10,703	12,747
Global / Non-U.S. Equity	9,372	11,306
Other	140	179
Total Long-Term Assets	$111,650	$130,682
Money Market / Short Term Assets	12,129	11,750
Total Assets Under Management	$123,779	$142,432

By Vehicle
Mutual Funds[2]	$98,305	$111,995
Separate Accounts and Other Vehicles[3]	22,296	26,656
ETFs	3,177	3,780
Total Assets Under Management	$123,779	$142,432

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a diversified global asset management firm with $123.8 billion in assets under management as of March 31, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com